EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on April 15, 2005, by I-TRAX, INC., a Delaware corporation with its principal business offices located at 4 Hillman Drive, Suite 130, Chadds Ford, Pennsylvania 19317 (the "Company"), and RAYMOND J. FABIUS, an individual residing at 8 Frog Hollow Drive, Newtown Square, Pennsylvania 19073 ("Executive").

         The Company desires to employ Executive, and Executive desires to be employed by the Company on the terms set forth in this Agreement.

         In consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

         1. Term of Employment. Upon the terms set forth in this Agreement, the Company employs Executive and Executive accepts employment with the Company for the period commencing on May 16, 2005 and ending on May 16, 2008 (such period, the "Original Term"), unless sooner terminated in accordance with the provisions of Section 4 below. Upon the expiration of the Original Term, the term of Executive's employment will automatically extend for additional terms of two years each (each such period, an "Additional Term") on terms substantially similar to this Agreement unless any Additional Term is sooner terminated in accordance with the provisions of Section 4 below or unless on or before six months prior to the end of the Original Term or any Additional Term, Executive or the Company notifies the other in writing that Executive's employment under this Agreement will not be extended beyond the Original Term or the applicable Additional Term.

         2. Title and Capacity. Executive will serve as the President and Chief Medical Officer of the Company, and will perform the duties commensurate with such positions and such other duties as the Company's Board of Directors (the "Board") or the Chairman may assign to Executive consistent with his position. Executive will relinquish the position of the Chief Medical Officer when the Company appoints a new chief medical officer, reasonably satisfactory to Executive. Executive will devote attention and energies on a full-time basis to the above duties, and Executive will not, during the term of this Agreement, actively engage in any other for profit business activity, except Executive may, so long as such activities do not violate the terms of Section 6.1 or impair Executive's performance of his duties under this Agreement: (a) serve as a director of up to two entities other than the Company, and (b) write, teach and publish articles and books.

         3. Compensation and Benefits.

                  3.1      Salary and Bonus.

                           (a) During the Original Term, the Company will pay
Executive an annual base salary
of:




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

                           First year of Original Term:       $275,000
                           Second year of Original Term:      $312,500
                           Third year of Original Term:       $350,000

                           (b) During any Additional Term, the Company will pay
Executive an annual base salary mutually acceptable to Executive and the Compensation Committee of the Board (the "Compensation Committee"), which will not be less than $350,000.

                           (c) For each completed year of the Original Term and
any Additional Term, the Company will pay Executive a bonus of at least $125,000. Any increase in the bonus will be determined in the sole discretion of the Compensation Committee in accordance with the Company's annual bonus plan and goals set for Executive consistent with those set for the Company's senior executives generally. The bonus payment made under this Section 3.1(c) with respect to any completed year will be referred to as a "Bonus."

                  3.2 Payment in Installments. The Company will pay Executive's annual base salary in periodic installments in accordance with the Company's general payroll practices, after withholding for all Federal, state and local taxes and other required deductions. The Company will pay the Bonus within 90 days of completion of Executive's applicable year of employment.

                  3.3      Stock Options.

                           (a) On February 2, 2005, the date on which the Board
considered and approved the employment of Executive subject to the execution of this Agreement, the Company approved the grant to Executive of options to acquire 400,000 shares of the Company's common stock under the Company's 2001 Equity Compensation Plan (the "Plan Options"). The Plan Options will have a term of ten years and will be first exercisable as follows: 100,000 shares on May 16, 2005; 100,000 shares on May 16, 2006; and the balance in eight equal, quarterly installments beginning on August 16, 2006. Executive and Company will, upon commencement of Original Term, determine the maximum number of shares that may be subject to options granted as an "Incentive Options" as such term is defined in the Company's 2001 Equity Compensation Plan (the "Equity Plan") and as set forth in section 422 of the Internal Revenue Code of 1986, as amended (the "Code") based on the fair market value of the Company's shares on that date and the first exercise dates set forth above. The Incentive Options will have an exercise price equal to that fair market value. All options not treated as Incentive Options will be exercisable at $1.40 per share.

                           (b) The Plan Options will accelerate and be vested
and exercisable in full under the terms of the stock option agreement between the Company and Executive for at least 12 months (a) if the Company terminates Executive's employment under Section 4.3 for any reason other than for cause,
(b) if Executive terminates Executive's employment under Section 4.5(b) for good reason, (c) in the event of Executive's death or "disability," as defined in the Equity Plan or (d) in the event of a "Change in Control," as such term is defined in the Equity Plan. Except as provided in this Section 3.3, the Plan Options are in all respects subject to the terms of the Equity Plan and the stock option agreement between the Company and Executive covering the Plan Options.

                  3.4      Benefits.

                           (a) Provided Executive meets and continues to meet
the full-time and any and all other standard eligibility requirements set forth in the Company's Employee Manual and benefits plans sponsored by the Company, the Company will make available to Executive the standard full-time employee benefits and benefit plans, and all executive perquisites, subject to employee cost sharing provisions and other provisions of such benefits and benefit plans. Notwithstanding the preceding, the Company may change, modify, amend, eliminate, or terminate any benefit or benefit plan or change the employee cost sharing provisions of any such benefit or benefit plan, and if the Company does so for other senior executives, thereafter Executive will be entitled only to then available standard full-time employee benefits and benefit plans.

                           (b) Executive may spend up to 10 days of each year of
the Original Term and any Additional Term attending continuing medical education courses necessary to maintain medical licensure.

                  3.5 Paid Time Off. Executive is entitled to 20 paid time off days per year to be accrued in accordance with the Company's policy, as amended from time to time, and taken at such times as may be approved by the Chief Executive Officer.

                  3.6      Expenses.

                           (a) The Company will reimburse Executive for all
reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties under this Agreement in accordance with the Travel and Expense Policy published by the Company's Finance Department for senior executives generally, as amended from time to time.

                           (b) The Company will reimburse Executive for all
reasonable costs and expenses (including travel and lodging) of continuing medical education courses necessary to maintain medical licensure.

                  3.7 Stock Purchase. Within 60 days of Executive's first date of employment, Executive may purchase from the Company up to 120,000 shares of the Company's common stock at a price of $1.25 per share. These shares will not be subject to any restrictions other than those applicable under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         4. Employment Termination. The employment of Executive by the Company under this Agreement will terminate upon the occurrence of any of the following:

                  4.1 Expiration of Term. At the election of Executive or the Company upon the expiration of the Original Term or any Additional Term if Executive or the Company notified the other pursuant to Section 1 above that Executive's employment under this Agreement will not be extended for an Additional Term.




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

                  4.2 Cause. At the election of the Company, for "cause" as defined below, immediately upon written notice by the Company to Executive, except as provided below. "Cause" for termination is deemed to exist by reason of (a) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (b) any breach of a fiduciary duty to the Company involving personal profit, (c) Executive's willful misconduct, or recklessness or gross negligence in the performance of his duties under this Agreement, (d) any action by Executive that violates Section 6, or (e) repeated refusals by Executive to comply with the reasonable directives of the Chief Executive Officer of the Company or the Board that are consistent with his position; provided, however, that the Company may terminate Executive's employment under Sections 4.2 (d) or (e) above only after Executive fails (x) to commence and continue to correct or cure each specific instance comprising cause within 10 days of receipt by Executive of written notice of the Board identifying each instance constituting cause or (y) to correct or cure each identified instance within 45 days of receipt of such notice.

                  4.3 Without Cause. At the election of the Company, at any time, upon 60 days written notice for any reason whatsoever other than for cause.

                  4.4 Death or Disability. Upon Executive's death or 30 days after Executive's disability. "Disability" means the inability of Executive, due to a physical or mental disability, to perform the duties contemplated under this Agreement for a period of 180 consecutive days. A physician satisfactory to Executive and the Company will determine if Executive is disabled. If Executive and the Company cannot agree on a physician within 30 days of either party's written notice to the other, Executive and the Company will each select a physician, who will together select a third physician. The determination of the physician(s) as to disability will be binding on all parties.

                  4.5 Termination by Executive. At the election of Executive:
(a) at any time if his health should become impaired to an extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, as certified by a physician designated by Executive and reasonably acceptable to the Company; (b) for "good reason" upon delivery of written notice of such "good reason" to the Company; or (c) upon 60 days written notice of termination. "Good reason" means: (1) the failure by the Company to continue Executive in the position of President or Chief Medical Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept);
(2) material diminution by the Chief Executive Officer of the Company or the Board of Executive's responsibilities, duties, reporting relationships or authority as President or Chief Medical Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept) or assignment to Executive of any duties inconsistent with Executive's position as President or Chief Medical Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept); (3) failure by the Company to pay and provide to Executive the compensation provided in Section
3.1 above, which failure is not cured within 30 days after written notice of





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

such failure is delivered by Executive to the Company; (4) requiring Executive to be permanently based anywhere other than within 25 miles of his present home in Newtown Square, Pennsylvania (excluding reasonable business related travel as required by the Company's business); or (5) any other material breach of this Agreement by the Company, which breach is not cured within 14 days after written notice of such breach is delivered by Executive to the Company.

         5. Effect of Termination.

                  5.1      Expiration of Term.

                           (a) If Executive elects not to renew Executive's
employment for any Additional Term under Section 4.1, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4, pro rata through the last day of Executive's actual employment by the Company.

                           (b) If the Company elects not to renew Executive's
employment for any Additional Term under Section 4.1, the Company will pay to Executive (1) severance equal to 18 months of base salary then applicable under
Section 3.1 in the manner provided under Section 3.2, (2) an amount equal to two times the average, and if necessary annualized, Bonus paid to Executive for the most recent two years of the Initial Term or Additional Term in the manner provided under Section 3.2 (with the intent of this Section 5.1(b)(2) being that the Company will pay Executive Bonus for the six months notice period under
Section 2.1 and the 18 months severance period under Section 5.1(b)(1)), and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits, or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA. Executive is not required to mitigate damages to receive the payments set forth in this Section 5.1(b).

                  5.2 Termination for Cause. If the Company terminates Executive's employment for cause under Section 4.2, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4, pro rata through the last day of Executive's actual employment by the Company.

                  5.3      Termination Without Cause.

                           (a) If the Company terminates Executive's employment
under Section 4.3 for any reason other than for cause at any time during the Original Term or any Additional Term, the Company will pay to Executive (1) severance equal to 24 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) an amount equal to two times the average, and if necessary annualized, Bonus paid to Executive for the most recent two years of the Initial Term or Additional Term in the manner provided under Section 3.2, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA.

                           (b) Executive acknowledges that if Executive's
employment is terminated pursuant to Section 4.3, the payment in full of the severance, and payments on account of the Bonus and health benefits under this
Section 5.3 and the provisions regarding his stock options in Section 3.3, represent the total obligation of the Company to Executive under this Agreement. Further, Executive is not required to mitigate damages to receive the payments set forth in Section 5.3(a).

                  5.4 Termination for Death or Disability. If Executive's employment is terminated by death or because of disability under Section 4.4, the Company will pay to the estate of Executive or to Executive, as applicable, the base salary and benefits otherwise payable to Executive under Sections 3.1,
3.2 and 3.4 through the end of the month in which termination of Executive's employment because of death or disability occurs.

                  5.5      Termination by Executive.

                           (a) If Executive terminates Executive's employment
under Section 4.5(a) for reasons of health, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1,
3.2 and 3.4, pro rata through the date of termination.

                           (b) If Executive terminates Executive's employment
under Section 4.5(b) for good reason at any time during the Original Term or any Additional Term, the Company will pay to Executive (1) severance equal to 24 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) an amount equal to two times the average, and if necessary annualized, Bonus paid to Executive for the most recent two years of the Initial Term or Additional Term in the manner provided under Section 3.2, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA.

                           (c) Executive acknowledges that if Executive's
employment is terminated pursuant to Section 4.5(b), the payment in full of the severance, and payments on account of bonus and health benefits under Section 5.5(b) and the provisions regarding his stock options in Section 3.3, represent the total obligation of the Company to Executive under this Agreement. Further, Executive is not required to mitigate damages to receive the payments set forth in Section 5.5(b).

                           (d) If Executive terminates Executive's employment
under Section 4.5(c), the Company will pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4, pro rata through the last day of his actual employment by the Company.

                  5.6      Gross-Up Payment.

                           (a) If it is determined that any payment or
distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable under this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Code, the Company will pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any Federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment is equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive will be deemed to pay Federal income tax and employment taxes at the highest marginal rate of Federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made (currently, 35% and 7.65%, respectively) and state and local income taxes at the highest marginal rate of taxation applicable to personal service income in the state and locality of Executive's residence on the date Executive's employment terminates, net of the maximum reduction in Federal income taxes that may be obtained from the deduction of such state and local taxes and without regard to any other items of income, gain, loss, deduction or credit of Executive.

                           (b) The firm charged with preparing the Company's tax
returns immediately prior to the Change of Control (the "Accounting Firm") will make calculations required under this Section 5.6, and the Company will provide the result of such calculations and supporting documentation to Executive promptly following Executive's termination of employment. The Accounting Firm's determination will be binding upon the Company and Executive. The Company or its successor will pay Executive the Gross-up Payment no later than the tenth day after the date on which it forwards the results of the Accounting Firm's determination to Executive.

                           (c) Executive must notify the Company in writing of
any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notice must be given as soon as practicable but no later than ten business days after Executive knows of such claim and must apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive will not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                                     (i) give the Company any information
reasonably requested by the Company relating to such claim;

                                     (ii) take such action in connection with
contesting such claim as the Company may reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                                     (iii) cooperate with the Company in good
faith in order to effectively contest such claim, and

                                     (iv) permit the Company to participate in
any proceedings relating to such claim.

                           (d) The Company will pay directly all costs and
expenses (including additional interest and penalties) incurred in connection with the Internal Revenue Service claim under Section 5.6(c). The Company will also control all proceedings taken in connection with such claim and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine. If the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis.

                           (e) If, after the receipt by Executive of an amount
advanced by the Company pursuant to this Section 5.6, Executive becomes entitled to receive any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 5.6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 5.6, a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                           (f) All of the fees and expenses of the Accounting
Firm in performing the determinations referred to in Section 5.6(b) will be borne solely by the Company.

                  5.7 Payment Timing. No payments to be made under this Section 5 will be made prior to the time permitted under Section 409A of the Code but will be paid with interest at the applicable federal rate when the delayed payments are permissible.

         6. Non-Competition, Non-Solicitation and Confidentiality.

                  6.1 Non-Competition. During the Original Term and, if automatically renewed, any Additional Term (regardless whether the Original Term or any Additional Term is terminated under Section 4 prior to its scheduled expiration under Section 1) and during the Post Expiration Non-Competition Period (as defined below) after the expiration of the Original Term and, if automatically renewed, any Additional Term, Executive will not, including through an Affiliate (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), directly engage in the primary business of offering on-site occupational health, primary care, corporate health, disease management and pharmacy services to self-insured employers (the "Business") in the United States. Each of the following activities, without limitation, are deemed to constitute engaged in the Business: engaging in, working with, maintaining an interest in (other than interests of less than 1% in companies with securities traded either on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or traded over-the-counter and quoted on the Bulletin Board), advising for a fee or other consideration, managing, operating, lending money to (other than loans by commercial banks), guaranteeing the debts or obligations of, or permitting one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or any other form of business organization, unincorporated organization or governmental entity (or any department, agency or subdivision thereof) (each, a "Person"), whether as principal, director, agent, shareholder, partner, employee, consultant, independent contractor or in any other manner whatsoever, any Person in the Business. "Post Expiration Non-Competition Period" means the longer of one year and the period during which Executive is receiving severance under this Agreement.

                  6.2 Non-solicitation. During the Original Term and, if automatically renewed, any Additional Term (regardless whether the Original Term or any Additional Term is terminated under Section 4 prior to its scheduled expiration under Section 1) and during the Post Termination Non-Solicitation Period (as defined below) after the expiration of the Original Term and, if automatically renewed, any Additional Term, Executive will not, directly or indirectly, and no Person (including an Affiliate) over which Executive exercises control (whether as an officer, director, individual proprietor, holder of debt or equity securities, consultant, partner, member or otherwise)
(a) solicit or engage or employ or otherwise enter into any agreement or understanding, written or oral, relating to the services of any Person who is known or should be known by Executive to be then employed or to have been employed within the preceding six months by the Company or its Affiliates, (b) take any action which could be reasonably expected to lead any Person to cease to deal with the Company or its Affiliates or (c) solicit the business of, enter into any written or oral agreement with or otherwise deal with any supplier of goods, products, materials or services in competition with the Company or its Affiliates or solicit the business of customers of the Company or its Affiliates who were such at any time during the two-year period preceding Executive's last date of employment, except on behalf of businesses in which such party would then be permitted to engage directly without violating this Section 6. "Post Expiration Non-Solicitation Period" means the longer of one year and the period during which Executive is receiving severance under this Agreement.

                  6.3 Confidentiality. During the Original Term and, if automatically renewed, any Additional Term (regardless whether the Original Term or any Additional Term is terminated under Section 4 prior to its scheduled expiration under Section 1) and for a period of five years after the expiration of the Original Term and, if automatically renewed, any Additional Term, Executive will treat as trade secrets all Confidential Information (as defined below) known or acquired by Executive in the course of any affiliation Executive has with the Company or its Affiliates and will not disclose any Confidential Information to any Person not affiliated with the Company except as authorized in writing by the Company. "Confidential Information" means any information relating to the relationship of the Company or its Affiliates to their customers (including, without limitation, the identity of any customer), the research, design, development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the Business, the financing arrangements of the Company, or the financial condition or prospects of the Company; inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, software, including source code, object code, operating systems, bridgeware, firmware, middleware or utilities and customer and supplier lists and any other confidential information relating to the assets, condition or business of the Company or its Affiliates. Notwithstanding the foregoing, Executive will have no obligation with respect to
(a) information disclosed to Executive by a Person who does not owe a duty of confidentiality to the Company or its Affiliates, or (b) information which is in the public domain and is readily available, or (c) information where disclosure is required by law or is necessary in connection with a claim, dispute or litigation to which Executive is or becomes a party and the Company is given such prior written notice of the intent to make disclosure as is reasonable under the circumstances.

                  6.4 Injunctive Relief. The restrictions contained in this
Section 6 are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by Executive to be reasonable for such purpose. Executive acknowledges that a breach or threatened breach by Executive of the covenants contained in this Section 6 would cause the Company irreparable harm and that the extent of damages to the Company would be impossible to ascertain and that there is and will be available to the Company no adequate monetary damages or other remedy at law to compensate it in the event of any such breach. Consequently, in the event of a breach of any such covenant, in addition to any other relief to which the Company is or may be entitled, the Company may seek, as a matter of course, an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, his or her employer, employees, partners, agents or any of them.

                  6.5 Modification of Covenants. In the event an arbitrator, court or governmental agency or authority determines that any provision of
Section 6 is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area will be considered to be reduced to the extent required to cure such invalidity.

                  6.6 Extension of Covenant. In the event Executive violates the restrictions contained in Section 6.1, the duration of such restriction will extend for a period of time equal to the period of time during which such violation continued.

                  6.7 Counter-claims. Any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the restrictions contained in this Section 6, but will be litigated separately including, without limitation, any claim by Executive that Executive has not been terminated for cause pursuant to Section 4.2, unless the claim and defense arise out of the same event and joinder would be required.

         7. Inventions, Patents and Intellectual Property.

                  7.1 Executive agrees that all inventions, discoveries, computer programs, data, software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an "Invention," and collectively, "Inventions") related to the Business which are made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during the Original Term, any Additional Term or thereafter if resulting or directly derived from Confidential Information, will be the sole property of the Company. Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Executive's duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, Executive will execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

                  7.2 Executive will promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records will be available to and remain the sole property of the Company at all times.

         8. Return of Confidential Information. All files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, in each event, containing Confidential Information, whether created by Executive or others, which come into Executive's custody or possession, are and will be the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

         9. Cooperation. At any time during the term of this Agreement or thereafter, Executive will reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved during Executive's employment by the Company. The Company will reimburse Executive for reasonable expenses, if any, incurred in providing such cooperation.

         10. Notices. All notices, requests, demands and other communications required or permitted under this Agreement must be in writing, and may be given by a party hereto by (a) personal service (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) reputable overnight delivery service, charges prepaid (effective the next business day), or (d) telecopy or other means of electronic transmission (effective upon receipt of the telecopy or other electronic transmission in complete, readable form), if confirmed





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

promptly by any of the methods specified in Sections 10(a)-(c), to the other party at the address shown above, or at such other address or addresses as either party may designate to the other in accordance with this Section 10.

         11. Non-Disparagement. During the term of Executive's employment hereunder and for five years thereafter, neither party (including the Company's officers, employees and directors) will disparage, deprecate, or make any negative comment with respect to the other (including Affiliates of the Company) or their respective businesses, operations, or properties.

         12. Pronouns. Whenever the context may require, any pronouns used in this Agreement include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns include the plural and vice versa.

         13. Entire Agreement. This Agreement, and such other agreements, schedules and exhibits as are referenced in this Agreement, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

         15. Governing Law; Consent to Jurisdiction.

                  15.1 This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any contrary application of conflicts of laws principles.

                  15.2 Each of the Company and Executive consents to the jurisdiction of all Federal and state courts located in the Commonwealth of Pennsylvania which have jurisdiction over any disputes arising under this Agreement. Service of process in any action or proceeding commenced in a court located in the Commonwealth of Pennsylvania may be made by written notice as provided in Section 10.

         16. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and may not be assigned by him.

         17.      Miscellaneous.

                  17.1 No delay or omission by the Company in exercising any right under this Agreement operates as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar or waiver or any right on any other occasion.




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

                  17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  17.3 In case any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired.

                  17.4 During the Original Term, any Additional Term and for a period of not less than six years after Executive's termination for any reason, Executive will be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to any liabilities to the fullest extent as to which directors and officers of the Company may be indemnified pursuant to the Company's bylaws or the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year set forth above.

                                           COMPANY:

                                           I-TRAX, INC.


                                           By: /s/ Frank A. Martin
                                              --------------------------------
                                                 Name:  Frank A. Martin
                                                 Title: Chairman


                                           Attest: /s/ Yuri Rozenfeld
                                                  ----------------------------
                                                    Name:  Yuri Rozenfeld
                                                    Title: Secretary


                                           EXECUTIVE:


Witness: illegible                         Raymond J. Fabius
        ----------------------             -----------------------------




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